Exhibit 10.10

VIVEVE, INC.

150 COMMERCIAL STREET
SUNNYVALE, CA 94086

January 23, 2013

Scott C. Durbin

1244 N. Stone Street-#3

Chicago, IL 60610

Dear Scott:

Viveve, Inc. (the "Company") is pleased to offer you employment as its Chief Financial Officer reporting to the Chief Executive Officer ("CEO"). This offer of employment is subject to (i) the Company's completion of a formal background check to which you hereby consent and (ii) the following terms and conditions:

1.     Position. Your initial title will be Chief Financial Officer. This is a full-time position. While you are an employee of the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) or serve as a director on the board of any other company ("External Activities") in each case which (a) would create a conflict of interest with the Company, or (b) is not approved by the CEO in a written acknowledgment. By signing this letter agreement, you confirm to the Company that you currently have no such External Activities and that you have no contractual commitments or other legal obligations that would prohibit you from performing or would materially limit your capability to perform your duties for the Company.

2.     Cash Compensation. The Company will pay you a base salary at the annual rate of two hundred ninety-eight thousand dollars ($298,000) per year, payable in accordance with the Company's standard payroll schedule. Your base salary will generally be subject to adjustment pursuant to the Company's employee compensation policies in effect from time to time. In addition, subject to the discretion of the Board, you will be eligible to be considered for an annual incentive bonus, typically for each fiscal year of the Company. The bonus (if any) will be awarded based on objective or subjective criteria relating to the performance of the Company and/or your own personal performance and in each case as established by the CEO. A determination of the satisfaction of any such criteria, and the ultimate award of any bonus will be at the sole discretion of the Board. Your initial target bonus will be equal to thirty percent (30%) of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will typically be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations by the Board with respect to your bonus will be final and binding.

3.     Financing Bonus. You will be eligible to earn a bonus of $50,000 in the event the Company raises at least $1,500,000 in its next equity financing, in a single transaction or series of related transactions from new investors (the "Financing Bonus"). For purposes of clarification, a bridge round will not trigger a Financing Bonus. The Financing Bonus (if any) will be paid as soon as reasonably practicable following the closing of the equity financing, subject to your continued employment with the Company through such closing, but in no event will it be paid later than 2½ months following the close of the Company's fiscal year during which the financing closed.

4.     Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, as in effect from time to time. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy, as in effect from time to time.

5.     Stock Options. Subject to the approval of the Board, you will be granted an option to purchase 10,258,690 shares of the Company's Common Stock (the "Option"), such shares representing upon vesting and exercise (a) approximately one and seventy-five one-hundredths of a percent (1.75%) of the equity shares of the Company on a fully-diluted basis (equal to 10,058,690 shares), which for purposes hereof shall include those shares issued and outstanding (which, with respect to preferred shares, shall be on an as-converted basis), those shares reserved for issuance upon exercise of stock options already granted or included within an option pool authorized for future grant under the Company's 2006 Stock Plan (the "Plan"), as well as those shares reserved for issuance upon exercise of any outstanding warrants, in each case, as of the first date of your employment with the Company and (b) an additional 200,000 shares. The exercise price per share of the Option will be determined by the Board based on the fair market value of the Common Stock of the Company on the date the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable Stock Option Agreement.

As described in the applicable Stock Option Agreement, 100,000 of the Option shares will be immediately vested upon grant, and an additional 2,614,672 of the Option shares will vest after 12 months of continuous service. The remaining shares will vest in equal monthly installments over the next 36 months of continuous service. In addition, you will vest in one hundred percent (100%) of your remaining unvested Option shares if the Company is subject to a Change in Control before your service with the Company terminates. Also, if you are subject to an Involuntary Termination prior to a Change in Control, then the vested percentage of your Option will be determined by adding ten (10) months to the actual period of services that you have completed.

6.     Severance Benefits.

(a)     General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 6. However, this Section 6 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the "Release Deadline"). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 6.

(b)     Salary Continuation. If you are subject to an Involuntary Termination, then the Company will continue to pay your base salary for a period of ten (10) months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company's standard payroll procedures. The salary continuation payments will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

(c)     COBRA Health Benefit. Subject to the Company's right of election for an alternative lump-sum payment under Section 6(d) hereof, if you are subject to an Involuntary Termination and you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") following your Separation, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (i) the close of the ten (10) month period following your Separation, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment.

(d)     Lump-Sum Payment in Lieu of COBRA Health Benefit. If you are subject to an Involuntary Termination, the Company may elect, at its sole discretion and in lieu of any payment obligations of the Company under Section 6(c) hereof, to pay you a lump-sum amount equal to the product of (A) ten (10) months and (B) the amount per month the Company was paying on behalf of you and your eligible dependents with respect to the Company's health insurance plans in which you and your eligible dependents were participants as of the date of your Separation. Subject to the Company's having first received an effective Release pursuant to Section 6(a) above, such payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the payment will be made in the second calendar year.

(e)     Accrued Vacation. If you are subject to an Involuntary Termination, the Company will pay you a lump-sum amount equal to your accrued but unused paid vacation time (which has been accrued in accordance with the Company's vacation policy). Subject to the Company's having first received an effective Release pursuant to Section 6(a) above, such payment will be made within 60 days after your Separation; however, if such 60-day period spans two calendar years, then the payment will be made in the second calendar year.

7.     Proprietary Information and Inventions Agreement. You will be required, as a condition of your employment with the Company, to sign the Company's standard At-Will Employment, Confidential Information and Invention Assignment Agreement, in the form attached hereto as Exhibit A.

8.     Indemnification Agreement. You and the Company shall enter into a Indemnification Agreement in the form attached hereto as Exhibit B.

9.     Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

10.     Tax Matters.

(a)     Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)     Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each salary continuation payment under Section 6(b) is hereby designated as a separate payment. If the Company determines that you are a "specified employee" under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 6(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

(c)     Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

11.     Interpretation, Amendment and Enforcement.     This letter agreement and Exhibit A supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California, in connection with any Dispute or any claim related to any Dispute.

12.     Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

"Cause" means (a) your unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company's written policies or rules, (d) your conviction of, or your plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company's Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation. It shall only be considered "Cause" for purposes of sub-clauses (b), (c), (f) and (g) above only if such breach or failure, as applicable, continues after you have been given written notice thereof and 30 days thereafter in which to cure such breach or failure, as applicable, and you have not in fact cured the same.

"Change in Control" means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a "Change in Control" if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company's stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company's capital stock immediately prior to the merger or consolidation.

"Involuntary Termination" means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

"Resignation for Good Reason" means a Separation as a result of your resignation within 12 months after one of the following conditions has come into existence without your consent:

(a)     A material reduction in your base salary which is independent of a general across-the-board salary reduction for all senior management; or

(b)     A material diminution of your authority, duties or responsibilities not warranted by your continuing failure to perform assigned duties after receiving written notification of the failure from the Company's Board of Directors; or

(c)     A material change in the geographic location where you are expected to perform your duties which is currently Chicago, IL.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving your written notice.

"Separation" means a "separation from service," as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

"Termination Without Cause" means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

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We believe that you will add substantial value to Viveve, Inc., and sincerely hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on January 30, 2013. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before February 1, 2013, or other date mutually agreeable between you and the Company.

Please contact me if you have any questions or concerns.

Sincerely,

VIVEVE, INC.

Patricia K. Scheller
CEO, Viveve, Inc.

Attachments

Exhibit A: At-Will Employment, Confidential Information and Invention Assignment Agreement

Exhibit B: Indemnification Agreement